EXHIBIT 99.3

CONSENT OF CREDIT SUISSE FIRST BOSTON LLC

Board of Directors

Commercial Capital Bancorp, Inc.

One Venture, 3rd Floor

Irvine, California 92618

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated January 27, 2004, to the Board of Directors of Commercial Capital Bancorp, Inc. (the “Company”) as Annex B to the Registration Statement of the Company on Form S-4 (the “Registration Statement”) relating to the proposed merger involving the Company and Hawthorne Financial Corporation and (ii) references made to such opinion the in sections captioned “SUMMARY – Opinions of Financial Advisors”, “THE MERGER – Background of the Merger”, “THE MERGER – Commercial Capital’s Reasons for the Merger” and “THE MERGER – Opinion of Commercial Capital’s Financial Advisor” of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON LLC

/s/ CREDIT SUISSE FIRST BOSTON LLC

March 23, 2004